SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana (State or Other Jurisdiction of Incorporation)	0-25756 (Commission File Number)	72-1280718 (I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 29, 2009, IBERIABANK Corporation (the “Company”) announced that it has commenced an underwritten public offering of $140 million of common stock. The underwriters will be granted an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The offering will be made pursuant to a prospectus supplement filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events

In connection with the public offering, the Company disclosed the following recent developments:

Financial highlights for the two-month period ended May 31, 2009 include the following:

•	Balance Sheet:

•	At May 31, 2009, we had total assets of $5.7 billion, deposits of $4.2 billion and shareholders’ equity of $665.6 million.

•

Commercial loans increased $58.3 million during the two-month period ended May 31, 2009, or 14.9% annualized, reflecting consistent production outpacing loan repayment activity. Residential mortgage loans decreased during the two-month period by $23.9 million, or 28.1% annualized, primarily due to continued prepayments of existing loans.

•

Investment portfolio increased $19.7 million, or 1.9%, during the two-month period. The investment portfolio totaled $1.0 billion at May 31, 2009, which includes unrealized gains in the available-for-sale portfolio of $21.7 million, compared to an unrealized gain of $25.2 million at March 31, 2009. We also realized $1.3 million in pre-tax gains on the sale of securities during the two-month period ended May 31, 2009, compared to no material gains or losses in the first quarter of 2009.

•	During the two-month period ended May 31, 2009, total borrowings increased $63.9 million, or 9.3%, primarily in short-term repurchase agreements.

•	Net Interest Margin:

•

Our taxable equivalent net interest rate margin improved 15 basis points, from 3.02% for the quarter ended March 31, 2009, to 3.17% for the two months ended May 31, 2009. Much of this improvement is attributable to a decrease in our short- and long-term borrowing rates.

•

Margin improvement was also driven by a decrease in interest-bearing deposit rates of 18 basis points, from 2.09% for the three months ended March 31, 2009, to 1.91% for the two months ended May 31, 2009.

•	Earning asset yield improved three basis points, from 4.98% at March 31, 2009, to 5.01% at May 31, 2009.

•	Expenses:

•	Our taxable equivalent tangible efficiency ratio improved to 67.9% for the two months ended May 31, 2009, from 69.9% for the quarter ended March 31, 2009.

•	Capital:

•	At May 31, 2009, all capital ratios of IBERIABANK Corporation, IBERIABANK, and IBERIABANK fsb continued to exceed the “well-capitalized” level.

•	Other Items:

•

In April 2009, we announced a name change of Pulaski Bank and Trust Company to “IBERIABANK fsb.” The name change, which provides common branding across our rapidly expanding footprint, became effective in May 2009 and resulted in a $0.6 million pre-tax charge relating to the write-off of the old signage.

•

On May 20, 2009, we announced that we had repurchased a warrant to purchase our common stock held by the U.S. Department of the Treasury for $1.2 million. Payment of the repurchase price resulted in the reduction of our cash and an offsetting reduction of our paid-in-capital.

Other items impacting the financial results for the quarter ending June 30, 2009, include the following:

Our expectations with respect to the financial results for the quarter ending June 30, 2009, as described below, are estimates only based on our preliminary review and are subject to final closing adjustments and our internal review, controls, and procedures and the review by our independent accounting firm, which will apply its normal quarterly review procedures. Any of such closing adjustments or internal or external reviews may materially impact the results for the quarter ending June 30, 2009.

•	We expect to incur an approximate $2.6 million pre-tax charge relating to the special assessment imposed on all FDIC-insured institutions.

•

We expect to realize between $5.5 million and $6.2 million in pre-tax gains on the sale of securities during the quarter ending June 30, 2009. We did not realize material gains or losses for these activities during the quarter ended March 31, 2009.

•

We anticipate net-charge offs for the quarter ending June 30, 2009, will be between $3.0 million and $3.5 million, or between 0.32% and 0.37% of estimated average loans, relative to 0.24% for the quarter ended March 31, 2009.

•	Non-performing assets are expected to be between $56.0 million and $60.0 million at June 30, 2009, compared to $52.7 million at March 31, 2009.

•

We further expect to continue to proactively increase our loan loss reserve level and currently anticipate that our provision for loan losses for the quarter ending June 30, 2009, will be between $7.5 million and $8.0 million as compared to $3.0 million for the quarter ended March 31, 2009. This will likely result in the ratio of loan loss reserves to total loans of between 1.18% and 1.22% at June 30, 2009, relative to 1.11% at March 31, 2009.

Based on the results for the two months ended May 31, 2009 and our current expectations for the month ending June 30, 2009, we estimate that our earnings per share (diluted) for the quarter ending June 30, 2009, will be in the range of $0.48 to $0.53.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1	Press Release dated June 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: June 29, 2009	By:	/s/ Daryl G. Byrd
Daryl G. Byrd President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press Release dated June 29, 2009.